EXHIBIT (m)(1)(b)

SCHEDULE A

EATON VANCE GROWTH TRUST CLASS A DISTRIBUTION PLAN August 9, 2010

Name of Fund	Adoption Date

Eaton Vance-Atlanta Capital Focused Growth Fund	October 20, 2003
(formerly Eaton Vance-Atlanta Capital Large-Cap Growth Fund)
Eaton Vance-Atlanta Capital SMID-Cap Fund	October 20, 2003
(formerly Eaton Vance-Atlanta Capital Small-Cap Growth Fund)
Eaton Vance Multi-Cap Growth Fund	June 23, 1997
(formerly Eaton Vance Growth Fund)
Eaton Vance Richard Bernstein Multi-Market Equity Strategy Fund	August 9, 2010

A-1